Exhibit 8.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

facsimile: +1-212-455-2502

Direct Dial Number	E-mail Address

November 13, 2023

Chavant Capital Acquisition Corp.

445 Park Avenue, 9th Floor

New York, New York 10022

Ladies and Gentlemen:

We have acted as U.S. counsel to Chavant Capital Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of shares of common stock of and warrants exercisable for common stock in connection with that certain business combination agreement, dated as of November 15, 2022, as amended on April 7, 2023 (the “Business Combination Agreement”), by and among the Company, CLAY Merger Sub II, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and Mobix Labs, Inc., a Delaware corporation (“Mobix Labs”), providing for, among other things, and subject to the conditions therein, the Company’s domestication from a Cayman Islands exempted company to a Delaware corporation pursuant to Section 338 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Act (As Revised) (the “Domestication”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Business Combination Agreement.

This opinion is being delivered in connection with the filing of the Registration Statement (including the joint proxy statement/prospectus constituting a part thereof (the “Proxy Statement/Prospectus”)) with the Commission, relating to (among other things) the Domestication to be effected pursuant to the Business Combination Agreement.

We have examined (i) the Business Combination Agreement, (ii) the Registration Statement (including the Proxy Statement/Prospectus) and (iii) the representation letter of the Company delivered to us in connection with this opinion (the “Representation Letter”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and Mobix Labs and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the

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conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering such opinions, we have assumed, with your permission, that (i) the Domestication will be effected in accordance with the Business Combination Agreement, (ii) the statements concerning the Domestication set forth in the Business Combination Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by the Company in its Representation Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Business Combination Agreement or the Representation Letter “to the knowledge of,” or based on the belief of the Company and/or Mobix Labs (as the case may be) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that each of the Company and Mobix Labs has complied with and, if applicable, will continue to comply with, their respective covenants contained in the Business Combination Agreement at all times up to and including the Effective Time.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and therein, we are of the opinion that (i) the Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the disclosure contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” constitutes our opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law. We express no opinion on the potential U.S. federal income tax consequences of the Domestication pursuant to the application to the Domestication of either Section 367 of the Code or the passive foreign investment company rules.

We do not express any opinion herein concerning any law other than U.S. federal income tax law, and no opinion should be inferred as to the tax consequences of the Domestication under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. This opinion is being delivered prior to the consummation of the Domestication and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, factual representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Our opinion is based on the Code, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are any subsequent new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Domestication, the opinion expressed herein may become inapplicable.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus under the captions “Material U.S. Federal Income Tax Considerations” and “Additional Information—Legal Matters.”

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP